Exhibit 99.1

NEWS RELEASE

Date:	May 30, 2009
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Three Point Advisors, LLC
817-310-0051

Paul Comeau Promoted to Executive Director of Operations

BROKEN ARROW, Okla.—(BUSINESS WIRE)—XETA Technologies (NASDAQ: XETA) today announced Paul R. Comeau has been promoted to the newly created position of Executive Director of Operations reporting directly to Greg Forrest, XETA’s President and CEO. In this newly created position, Comeau will oversee the day-to-day operations of all of the company’s service operations.

As Executive Director of Operations, Comeau will be responsible for developing, implementing and maintaining the necessary strategies for XETA’s service operations to attain targeted growth and profitability goals.  In addition, Comeau will be responsible for maintaining and improving customer experience and employee retention and engagement within the service organization.

“Paul has done a great job in managing our presales and implementation efforts.  He has been instrumental in growing this business and improving its profitability.  As we continue to take on large service projects, we will rely on Paul’s extensive management experience with sizable telecom services organizations to maintain and drive continuous improvement in our service delivery.” said Greg Forrest.

Comeau joined XETA in early 2007. He is an accomplished management leader with over 25 years of achievements in field operations, call center, customer support center, sales engineering and business process improvement. Prior to joining XETA, he held various senior operations management positions at NextiraOne, Williams Communications and Bell Canada.

About XETA

XETA sells, installs and services advanced communication technologies for small, medium, and fortune 1000 enterprise customers.   The Company maintains the highest level of technical competencies with multiple vendors including Avaya, Mitel, Nortel, Hitachi and Samsung.  With a 27-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to the U.S. and global economic crisis and its impact on capital spending trends in the Company’s markets, and additional “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2008, and in the Risk Factors section of the Company’s Form 10-Q for its first quarter of the 2009 fiscal year.